Exhibit 10.43
CSK AUTO, INC.
March 31, 2008
Michael Bryk
[Address]
Dear Mike:
     In connection with your employment by CSK Auto, Inc. (the “Company”), the Company currently reimburses the costs incurred by you in connection with (i) your commute to and from the Company’s offices in Phoenix, Arizona, and (ii) temporary living arrangements in Phoenix, Arizona area.
     The Company hereby agrees that if, prior to the completion of your permanent relocation to the Phoenix, Arizona area, the Company enters into an agreement that, if consummated, would result in a Change of Control (as defined in the CSK Auto Corporation 2004 Stock and Incentive Plan), then (i) the period during which the Company will continue to reimburse you for temporary housing, relocation and commuting expenses (as set forth in your offer letter) shall be automatically extended until the earlier of (A) the date that is eight months after the consummation of the Change of Control transaction and (B) the date that is thirty days following the date of your termination of employment for any reason, (ii) you will not be required to relocate to the Phoenix, Arizona area after the date the Change of Control is consummated, (iii) unless the board of directors or chief executive officer of the Company determines otherwise, you will not be permitted to relocate to the Phoenix, Arizona area after the date such agreement is entered into, and (iv) from and after the consummation of the Change of Control and until the earlier of (A) the date that is eight months after the consummation of the Change of Control transaction and (B) the date that is thirty days following the date of your termination of employment for any reason, the Company (and any successor thereto) will continue to reimburse you for travel and temporary living expenses on terms no less favorable than those provided to you prior to the consummation of the Change of Control, which terms shall include, but shall not be limited to, the terms set forth in Appendix A hereto and, to the extent not inconsistent with Appendix A, the CSK Auto, Inc. Relocation Policy and the Company’s travel policy, each as in effect and applicable to you prior to the Change of Control.
     For the avoidance of doubt, nothing herein shall limit the Company’s additional obligations under that certain employment offer letter between you and the Company dated September 18, 2007, which shall continue to apply (regardless of the occurrence of a Change of Control) in accordance with the terms thereof.
signature page follows

Michael Bryk
March 31, 2008

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

CSK AUTO, INC.

By:	/s/ LAWRENCE N. MONDRY

Name: Lawrence N. Mondry Title: President and Chief Executive Officer

CSK AUTO CORPORATION

By:	/s/ LAWRENCE N. MONDRY

Name: Lawrence N. Mondry Title: President and Chief Executive Officer

MICHAEL BRYK

/s/ MICHAEL D. BRYK

Michael Bryk
March 31, 2008

Appendix A — Approved Relocation Expenses
Effective as of March 33, 2008, the following travel and temporary living expense reimbursements have been approved by the Compensation Committee of the Board of Directors of the Company and CSK Auto Corporation:
•	Temporary housing consistent with the Executive’s existing accommodations in and around the Phoenix, Arizona metropolitan area or comparable housing in the Executive’s sole discretion.

•	Weekly travel (such reimbursement consistent with past practices and the Company’s existing travel policy) between Phoenix, Arizona and your residence in Dallas, Texas.

•	Reimbursement of the cost to transport you and your family and any and all of your personal goods back to Plano, Texas following termination of your employment for any reason other than Cause.